Page 13 of 18 pages

EXHIBIT M

December 19, 2016

KOHLBERG CPC REP, L.L.C.

c/o Kohlberg & Company, LLC

111 Radio Circle Drive

Mt. Kisco, NY 10549

Attn: Seth Hollander and Gordon Woodward

2929 CPC Holdco, LLC

c/o Lubert-Adler Partners, L.P.

2929 Arch Street

Philadelphia, PA 19104-2868

Attn: R. Eric Emrich

Re:	Amendment of Sponsor Agreement

Gentlemen:

Reference is made to (i) that certain Sponsor Agreement (the “Sponsor Agreement”), dated as of October 2, 2012, by and among KOHLBERG CPC REP, L.L.C. (“Kohlberg”), 2929 CPC HoldCo, LLC (“Lubert-Adler”), and VCM STAN-CPC Holdings, LLC (“Versa”) and (ii) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 28, 2012, by and among KCPC Holdings, Inc., Standard Parking Corporation n/k/a SP Plus Corporation, a Delaware corporation (the “Company”), Hermitage Merger Sub, Inc. and Kohlberg CPC Rep, L.L.C. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Sponsor Agreement.

Kohlberg, Lubert-Adler and Versa desire to amend the Sponsor Agreement in order to remove Versa as a party thereto. In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The parties hereby amend the Sponsor Agreement to remove Versa as a party thereto and to delete “Versa Holding Vehicle” as a “Holding Vehicle” for purposes of the Sponsor Agreement. Each of the parties hereto further acknowledges and agrees that Versa shall have no rights, duties, benefits, obligations or liabilities of any nature whatsoever, whether express or implied, arising under, in connection with or related to the Sponsor Agreement following the date of this amendment.

Page 14 of 18 pages

2. The parties hereby amend Section 2 of the Sponsor Agreement by deleting “one (1) for the Versa Holding Vehicle and (iii)” and replacing it with “and.”

3. The parties hereby amend Section 5 of the Sponsor Agreement by deleting the definition of “Versa Holding Vehicle” and deleting “and Versa Holding Vehicle” in the definition of Qualified Holding Vehicle.

4. The parties hereby amend Section 6.11 to delete “If to the Versa Holding Vehicle:” and the accompanying addresses of Versa Capital Management, LLC and Sullivan & Cromwell LLP.

5. Upon the execution of this letter agreement by the parties hereto, Versa hereby agrees that it shall cause Paul Halpern to resign from his position as a director of the Company by submitting to the Board of Directors of the Company (the “Board”) a letter in the form attached hereto as Exhibit A.

6. Upon the resignation of Mr. Halpern, Kohlberg shall, pursuant to Section 3.1 of the Sponsor Agreement, designate an individual to fill the vacancy created by Mr. Halpern’s resignation, subject to and in accordance with the terms of the Merger Agreement.

7. This letter agreement amends the Sponsor Agreement solely with respect to the subject matter hereof. Except as expressly provided herein, this letter agreement will not, and is not intended to, amend, modify or otherwise alter the terms and conditions of the Sponsor Agreement, including any rights or obligations between Kohlberg and Lubert-Adler.

8. This letter agreement sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect hereto. Any provision of this letter agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment by each party hereto, or in the case of a waiver by the party against whom the waiver is to be effective. This letter agreement and all claims arising hereunder or in connection herewith shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

[Remainder of page intentionally blank]

Page 15 of 18 pages

If the foregoing properly reflects our understanding, please countersign this letter agreement in the space provided below in duplicate and return one executed copy for our records.

VERSA:

VCM STAN-CPC Holdings, LLC

By:	/s/ Paul Halpern
Name:	Paul Halpern
Title:	Authorized Person

cc:	Daniel S. Evans, Esq. (Ropes & Gray LLP)

Christopher C. Henry, Esq. (Ropes & Gray LLP)

Daniel P. O’Brien (Klehr Harrison Harvey Branzburg LLP)

Page 16 of 18 pages

Acknowledged and agreed as of the date first above written:

KOHLBERG:

KOHLBERG CPC REP, L.L.C.

By: Kohlberg Management V, L.L.C.

By:	/s/ Gordon Woodward
Name:	Gordon Woodward
Title:	Authorized Manager

Page 17 of 18 pages

Acknowledged and agreed as of the date first above written:

LUBERT-ADLER:

2929 CPC HoldCo, LLC

By:	/s/ Stuart Margulies
Name:	Stuart Margulies
Title:	Senior Managing Principal